                                  SCHEDULE 13G

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Neogen Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   640491-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                    [_] Rule 13d-1(b)
                    [_] Rule 13d-1(c)
                    [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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  ---------------------                                     -----------------
  CUSIP NO. 640491-10-6               13G                   Page 2 of 5 Pages
  ---------------------                                     -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Herbert D. Doan
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
      N/A                                                       (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            312,888
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             312,888
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      312,888
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.14%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

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13G                                                           Page 3 of 5 Pages

Item 1(a)  Name of Issuer:

          Neogen Corporation
          ------------------------------------------------------------

Item 1(b)  Address of Issuer's Principal Executive Offices:

          620 Lesher Place, Lansing, MI  48912
          ------------------------------------------------------------

Item 2(a)  Name of Person Filing:

          Herbert D. Doan
          ------------------------------------------------------------

Item 2(b)  Address of Principal Business Office or, if None, Residence:

          1018 E. Main Street, PO Box 169, Midland, MI  48640
          ------------------------------------------------------------

Item 2(c)  Citizenship:

          USA
          ------------------------------------------------------------


Item 2(d)  Title of Class of Securities:

          Common Stock
          ------------------------------------------------------------


Item 2(e) CUSIP Number:

          640491-10-6
          ------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

                                Not  Applicable

     (a)  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  Insurance company as defined in Section (a)(19) of the Exchange Act.

     (d) Insurance company registered under Section 8 of the Investment Company Act.

     (e)  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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13G                                                           Page 4 of 5 Pages

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: 312,888

          (b)  Percent of class: 5.14%

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote: 312,888

               (ii)  Shared power to vote or to direct the vote: 0

               (iii) Sole power to dispose or to direct the disposition of:
                     312,888

               (iv)  Shared power to dispose or to direct the disposition of: 0


Item 5. Ownership of Five Percent or Less of a Class.

                                 Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                                 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                                 Not Applicable

Item 8. Identification and Classification of Members of the Group.

                                 Not Applicable

Item 9. Notice of Dissolution of Group.

                                 Not Applicable

Item 10. Certifications.

                                 Not Applicable

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13G                                                           Page 5 of 5 Pages



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                              April 29, 2002
                                                          ----------------------
                                                                  (Date)

                                                           /S/ Herbert D. Doan
                                                          ----------------------
                                                                (Signature)

                                                              Herbert D. Doan
                                                          ----------------------